     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1995

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             ANDROS INCORPORATED
        ______________________________________________________________
               (Name of Registrant as Specified in its Charter)


                               ANDROS INCORPORATED
        ______________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

  1) Title of each class of securities to which transaction applies:
     ___________________________________________________________________________

  2) Aggregate number of securities to which transaction applies:
     ___________________________________________________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     ___________________________________________________________________________

  4) Proposed maximum aggregate value of transaction:
     ___________________________________________________________________________

  5) Amount of filing fee:
     ___________________________________________________________________________


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid:
     ___________________________________________________________________________

  2) Form, schedule or registration statement no.:
     ___________________________________________________________________________

  3) Filing Party:
     ___________________________________________________________________________

  4) Date filed:
     ___________________________________________________________________________

                              ANDROS INCORPORATED
                               2332 FOURTH STREET
                          BERKELEY, CALIFORNIA  94710

                       NOTICE OF MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 21, 1995


TO THE STOCKHOLDERS OF ANDROS INCORPORATED:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANDROS INCORPORATED, a Delaware corporation (the "Company"), will be held on Friday, July 21, 1995, at 9:30 a.m. at The Claremont Hotel, Ashby and Domingo Avenues, Oakland, California 94618 for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on June 8, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        DANE NELSON
                                        President and Chief Executive Officer

Berkeley, California
June 15, 1995

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              ANDROS INCORPORATED
                               2332 FOURTH STREET
                          BERKELEY, CALIFORNIA  94710

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Andros Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, July 21, 1995, at 9:30 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
The Annual Meeting will be held at The Claremont Hotel, Ashby and Domingo Avenues, Oakland, California 94618. The Company intends to mail this proxy statement and accompanying proxy card on or about June 15, 1995 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on June 8, 1995 will be entitled to notice of and to vote at the Meeting. At the close of business on June 8, 1995, the Company had outstanding and entitled to vote 4,567,191 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Meeting.


                                      1.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. All shares voted on any matter will be counted for purposes of determining a quorum. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a particular matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2332 Fourth Street, Berkeley, California 94710, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.





                                       2.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  In May 1995, the Board of Directors approved an amendment to the Company's By-Laws, decreasing the number of authorized Board positions to five, effective upon the election of directors at the Annual Meeting. There are five nominees to the Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company elected by the stockholders.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                          MANAGEMENT RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

  Set forth below are the names of the nominees, their principal occupations and their ages as of April 30, 1995, and certain other information about them.

                                                                                                   DIRECTOR
 NAME                              PRINCIPAL OCCUPATION                                AGE           SINCE
 ----                              --------------------                                ---           -----
 Dane Nelson                       President and Chief Executive Officer                43           1991

 John M. Huneke                    Private Investor                                     65           1968

 Eugene Kleiner                    Private Investor                                     71           1972

 Karl H. Schimmer, M.D.            Private Investor                                     73           1975

 Robert C. Wilson                  Private Consultant and Adviser to the                75           1992
                                   President





                                       3.

         MR. NELSON has been President, Chief Executive Officer and a director of the Company since September 1991. From May 1990 to September 1991, he was Vice President, Operations. Prior to joining Andros, Mr. Nelson served as President of Nelken Supplies Solutions, a retail computer and office supplies company, from March 1989 through May 1990. From 1988 through March 1989, Mr. Nelson served as Operations Manager of the Supply Division of Convergent Technologies, a computer manufacturer.

         MR. HUNEKE is a founder of the Company and has been a director of Andros since its inception in 1968. Between 1973 and 1987, he was employed in various capacities by companies comprising the Bechtel Group, including Bechtel Investments and Bechtel National, Inc. Since 1987, he has been a private investor.

         MR. KLEINER has been a director of Andros since 1972 and has served as Chairman of the Board since January 1993. He was a founding partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Since 1987, Mr. Kleiner has been a private investor. Mr. Kleiner is currently a director of Resound Corporation and a trustee of Polytechnic University in New York.

         DR. SCHIMMER has been a director and a medical device consultant to Andros since 1975. From 1959 until his retirement in 1981, he was a member of the staff, Department of Anesthesiology, St. Francis Memorial Hospital in San Francisco. Since 1981, he has been a private investor.

         MR. WILSON has been a director of Andros since December 1992 and has served as an adviser to the President of the Company since November 1992. He is currently also a director of Storage Technology Corporation, Resound Corporation, Syquest Technology, Inc., Giga-Tronics Incorporated, and Photonics Corporation. From 1974 until his retirement in 1980, Mr. Wilson served as Chief Executive Officer of Memorex.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of eight meetings during the fiscal year ended July 31, 1994. The Board of Directors has a Compensation Committee and an Audit Committee. There is no nominating committee or committee performing a similar function.

         The Compensation Committee, currently consisting of Mr. Moshe Alafi (currently a director of the Company), Mr. Huneke, Mr. Kleiner and Dr. Schimmer, considers matters concerning compensation of employees, including officers. It also has the authority to select optionees for the Company's employee stock option plan and determine the number of shares covered by options granted under that plan. The Compensation Committee held seven meetings during fiscal 1994.





                                       4.

         The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the scope and results of the audit procedures and the internal accounting controls and procedures of the Company. The Audit Committee held one meeting during fiscal 1994. The members of the Audit Committee are Mr. Huneke and Mr. Kleiner.

         Each director attended at least 75% of the aggregate of the meetings of (i) the Board of Directors and (ii) all committees on which each such director served, held during the period when he was a director or committee member, respectively.





                                       5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 30, 1995 by: (i) each director; (ii) each Named Executive Officer (as defined below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                   BENEFICIAL OWNERSHIP(1)
                                                  -----------------------------------------------------
                                                        NUMBER OF
 NAME OF BENEFICIAL OWNER                              SHARES OWNED                  PERCENT OF TOTAL
 ------------------------                         ----------------------         ------------------------
 Neuberger & Berman(2) . . . . . . . . . .                      564,200                  12.4%
 605 Third Avenue
 New York, NY  10158

 Dane Nelson(3) . . . . . . . . . . . . . .                     150,000                   3.2%
 Moshe Alafi(3) . . . . . . . . . . . . . .                      83,900                   1.8%
 Eugene Kleiner(3). . . . . . . . . . . . .                      35,905                    *
 Karl H. Schimmer, M.D.(3)(4) . . . . . . .                      85,845                   1.9%
 Robert C. Wilson(3). . . . . . . . . . . .                      44,785                   1.0%
 Lee R. Carlson, Ph.D.(3)(5). . . . . . . .                      55,000                   1.2%
 Edward A. McClatchie, Ph.D.(3) . . . . . .                     100,109                   2.2%
 Robert L. Turner(3). . . . . . . . . . . .                      61,000                   1.3%
 All executive officers and directors as a
 group (12 persons)(3) . . . . . . . . . .                      747,476                  14.6%

__________________________________

*        Less than 1%.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,541,954 shares outstanding on April 30, 1995, adjusted as required by rules promulgated by the Commission.

(2) Based on a Schedule 13G filed with the SEC on February 10, 1995 and information obtained from Neuberger & Berman ("N&B"), N&B may be deemed to be a beneficial owner of these shares because it shares dispositive power with respect to the securities. The Schedule 13G states that N&B





                                       6.

         disclaims any economic interest in such securities and that portfolio clients of N&B have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities and that no client has an interest that relates to 5% or more of this security. Of the shares set forth above, N&B has shared dispositive power with respect to all 564,200 shares, sole voting power with respect to 327,200 shares and shared voting power with respect to 85,000 shares. Partners of N&B own 2,000 shares. Partners own these shares in their own personal securities accounts. N&B disclaims beneficial ownership of these shares because these shares were purchased with each partners' personal funds and each partner has exclusive dispositive and voting power over the shares held in their respective accounts.

(3) Includes shares that certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options, subject to the Company's right to repurchase all or a portion of the unvested shares, as follows: Dane Nelson, 150,000 shares; Moshe Alafi, 30,000 shares; John M. Huneke, 30,000 shares; Eugene Kleiner, 30,000 shares; Karl H. Schimmer, M.D., 25,000 shares; Robert C. Wilson, 50,000 shares; Lee R. Carlson, Ph.D., 54,000 shares; Edward A. McClatchie, Ph.D., 90,500 shares; Robert L. Turner, 60,000 shares; and all directors and executive officers as a whole (12 persons), 594,632 shares.

(4) Does not include 13,275 shares beneficially owned by the Anesthesiologist Medical Group of San Francisco Inc. Profit Sharing and Pension Trust, of which Dr. Schimmer is a beneficiary but does not have or share investment or voting control.

(5) Does not include 600 shares held by Dr. Carlson's son, with respect to which Dr. Carlson disclaims beneficial ownership.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.
Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering one transaction, was filed late by each of Mr. Wilson and Dr. McClatchie.





                                       7.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Each non-employee director of the Company received an annual fee of $10,500 in fiscal 1994, a fee of $750 for the first meeting of the Board of Directors and for the meeting of the Audit Committee, if such director was a member thereof, a fee of $1,000 for each of the other seven meetings of the Board of Directors attended in person (except that Mr. Kleiner received a fee of $1,500 for each of such meetings), and a fee of $500 for each meeting of the Board of Directors in which a director participated by telephone (including any committee meeting). In fiscal 1994, the total compensation paid to non-employee directors was $74,500.

         Non-employee directors are granted options pursuant to the 1991 Stock Option Plan (the "Plan") under the Automatic Grant Program (the "Automatic Program"). Under the Automatic Program, each individual who was serving as a non-employee Board member on October 4, 1991, was automatically granted on such date a non-statutory stock option to purchase 25,000 shares of Common Stock at an exercise price of $8.00 per share, the fair market value of the Common Stock at date of grant. The Automatic Program also provides for an automatic grant of an option to purchase 25,000 shares of Common Stock to each individual who becomes a new non-employee Board member after October 4, 1991. Each option granted under the Automatic Program has a ten year term, becomes exercisable for 15,000 shares upon completion of one year of Board service (measured from the date of grant) and for an additional 5,000 shares upon completion of each of the next two years of Board service thereafter, and provides for an exercise price equal to 100% of the fair market value per share of the Company's Common Stock on the date of grant. Options granted under the Automatic Program are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

         During fiscal 1994, no options were granted under the Automatic Program. During fiscal 1994, all four non-employee directors exercised options (granted under the Company's former Stock Option Plan for Directors, which was consolidated with the Company's other stock option plans into the Plan in October 1991) to purchase an aggregate of 42,500 shares of Common Stock at an exercise price of $9.13 per share (and with a net value realized equal to the excess of fair market value at the date of exercise over the exercise price) as follows: Mr. Alafi, 15,000 shares ($127,425), Mr. Huneke, 7,500 shares ($59,650); Mr. Kleiner, 15,000 shares ($125,300); Dr. Schimmer, 5,000 shares
($53,100).  The aggregate value realized on such exercises was $365,475.





                                       8.

COMPENSATION OF EXECUTIVE OFFICERS

         SUMMARY OF COMPENSATION

         The following table sets forth, for fiscal 1994, 1993 and 1992, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at July 31, 1994 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                                                              Compensation
                                           Annual Compensation(1)              Awards(2)
                                           -------------------                 ------
             Name and                                                          Securities
            Principal                 Fiscal                                   Underlying        All Other
             Position                  Year        Salary(3)      Bonus        Options(4)     Compensation(5)
             --------                  ----        ------         -----        -------        ------------
 Dane Nelson                           1994       $221,742         ---            30,000            $9,117
   President and                       1993       $172,723         ---            35,000              ---
   Chief Executive Officer             1992       $113,156         ---            75,000

 Edward A. McClatchie, Ph.D.           1994       $181,550         ---               ---            $4,622
   Senior Vice President,              1993       $167,903      $13,078(6         20,000            $5,960
   Sales and Corporate                 1992       $117,180         ---            60,000
   Development                                                     ---

 John W. Locke III(7)                  1994       $120,985         ---            15,000            $4,781
   Executive Vice President,           1993       $104,826         ---            25,000            $5,721
   Chief Financial Officer,            1992        $44,233         ---            30,000
   Secretary and Treasurer

 Lee R. Carlson, Ph.D.                 1994       $117,533         ---             5,000            $4,125
   Vice President,                     1993        $98,547         ---            30,000            $4,049
   Engineering                         1992        $94,488         ---            17,000

 Robert Turner                         1994       $115,280         ---            10,000            $2,965
   Vice President,                     1993       $104,826         ---            20,000            $4,854
   Marketing                           1992        $42,310         ---            30,000

__________________________________

(1) As permitted by rules promulgated by the Commission, (i) no amounts are shown for "Other Annual Compensation" for fiscal 1992 and (ii) with respect to fiscal 1993 and fiscal 1994, no amounts are shown for





                                       9.

         "perquisites," as such amounts for each Named Executive Officer do not exceed the lesser of 10% of such executive's salary plus bonus and $50,000.

(2) To date, the Company has not granted any awards of restricted stock. The Company does not have any long-term incentive plans.

(3) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's Savings and Investment Plan, which is a qualified plan under Section 401(k) of the Code.

(4)      To date, the Company has not granted any stock appreciation rights
         (SARs) under the Plan, although the Company has granted limited stock appreciation rights in tandem with outstanding options held by officers and directors of the Company.

(5) Amounts shown consist of the Company's matching payments under its Savings and Investment Plan. As permitted by rules promulgated by the Commission, no amounts are shown for "All Other Compensation" for fiscal 1992.

(6) Represents the amount received in payment of unused accrued vacation time calculated at the base salary rate.

(7) In October 1994, Mr. Locke ceased to be an executive officer of the Company. Mr. Locke passed away in February 1995.





                                      10.

         STOCK OPTION GRANTS AND EXERCISES

         The Company grants options to its executive officers under the Discretionary Grant Program of the Plan (the "Discretionary Program"). As of September 1, 1994, options to purchase a total of 2,050,000 shares had been granted under the Plan and options to purchase 307,313 shares remained available for grant thereunder.

         The following tables show for fiscal 1994 certain information regarding options granted to, exercised and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential Realizable Value at Assumed
                                                                                               Annual Rates of Stock Price
                                          Individual Grants                                  Appreciation for Option Term(1)
              -------------------------------------------------------------------         -------------------------------------
              Number of        Options      % of Total
              Securities      Granted to      Exercise      Market
              Underlying     Employees in      Price         Price        Expira-
               Options          Fiscal          Per         on Date        tion
 Name         Granted(2)     Year(3),(4)       Share       of Grant        Date                0%             5%           10%
 ----         -------        ----              -----       --------        ----            --------        --------      -------
Mr. Nelson       30,000         19.6%            $13.60       $16.00     12/06/03           $72,000        $373,869      $836,996

Dr. McClatchie      ---          ---              ---          ---           ---               ---             ---           ---

Mr. Locke        15,000          9.8%            $13.60       $16.00     12/06/03           $36,000        $186,935      $418,498

Dr. Carlson       5,000          3.3%            $13.60       $16.00     12/06/03           $12,000         $62,312      $139,499

Mr. Turner       10,000          6.5%            $13.60       $16.00     12/06/03           $24,000        $124,623      $278,999

__________________________________

(1) The potential realizable value is based on the term of the option at the date of the grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term at the appreciated stock price. These amounts represent certain assumed rates of appreciation only in accordance with the rules of the SEC and do not reflect the Company's estimate of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

(2) The terms of options granted to the Named Executive Officers are generally consistent with those of options granted to other employees under the Discretionary





                                      11.

         Program. Options granted under the Discretionary Program may be either incentive or non-statutory stock options. The exercise price of non-statutory options must be at least 85% of fair market value on the date of grant and the exercise price of incentive stock options must be at least 100%. In the event of certain changes in control of the Company, vesting of outstanding options will automatically accelerate, and the options will expire if not exercised prior to the consummation of such corporate transaction. Certain limited stock appreciation rights are granted to officers and directors of the Company in tandem with their outstanding options. Any option with such a limited stock appreciation right in effect for at least six months will automatically be canceled upon the occurrence of certain hostile takeovers, and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of
         (i) the takeover price of the shares of Common Stock at the time subject to the canceled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares. The Plan contains provisions permitting the Committee to reprice outstanding options. Options generally vest in equal daily installments over a four year period.

(3) Based on options to purchase 153,000 shares of Common Stock granted to employees, including executive officers, in fiscal 1994.

(4) The exercise price is equal to 85% of the fair market value of the Company's Common Stock on the date of grant ($16.00), based on the closing sales price reported on the Nasdaq National Market.


  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                               Number of Securities
                                                                              Underlying Unexercised     Value of Unexercised
                                                                                 Options at Fiscal       In-the-Money Options
                                                                                     Year-End             at Fiscal Year-End
                             Shares Acquired On                                    Exercisable/              Exercisable/
 Name                             Exercise             Value Realized(1)        Unexercisable(2)(3)      Unexercisable(2),(4)
 ----                        ------------------        --------------          --------------------      --------------------
 Mr. Nelson                          ---                      ---                   75,959/74,041         $595,300/$304,400

 Dr. McClatchie                     3,862                   $40,051                 57,537/32,963         $474,070/$175,092

 Mr. Locke                         25,000                  $138,595                  1,956/43,044           $7,157/$153,548

 Dr. Carlson                         ---                      ---                   21,000/33,000         $122,643/$111,227

 Mr. Turner                          ---                      ---                   24,851/35,149         $121,098/$131,502

__________________________________

(1) Represents the fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily imply that the shares were sold by the optionee.

(2) Reflects shares vested and unvested at fiscal year end. Options granted under the Discretionary Program are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.

(3) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at July 31, 1994.

(4) Represents fair market value of the Company's Common Stock at July 31, 1994 ($16.50), based on the closing sales price reported on the Nasdaq National Market, less the exercise price.





                                      12.

                        COMPENSATION COMMITTEE REPORT(1)

         The Compensation Committee (the "Committee") consists of Mr. Alafi, Mr. Huneke, Mr. Kleiner and Dr. Schimmer, none of whom is an officer of the Company. The Committee is responsible for the setting policies related to the Company's executive compensation program and overseeing its administration. In particular, the Committee is responsible for determining the levels and types of compensation provided to the Company's executives. The Committee is also responsible for administering the Company's 1991 Stock Option Plan and Employee Stock Purchase Plan.

         The objective of the Company's executive compensation program is to attract, motivate and retain executive officers capable of leading the Company to the fulfillment of its business objectives. To this end, the Committee approaches its responsibilities with the philosophy that the Company should provide executives with total compensation opportunities that are competitive and that reward executive contributions to corporate and stockholder value. The Committee articulates this philosophy through its administration of the various components of the executive compensation program, including annual compensation in the form of base salary, and long-term incentive compensation in the form of stock option grants. There is currently no executive annual bonus plan and, with the exception of an amount paid to one executive officer during fiscal 1993 as reimbursement for unused vacation time, no bonuses have been paid to any of the named executives during the last three fiscal years.

         In making decisions regarding compensation, the Committee has typically considered a mix of factors, including individual merit, corporate performance (including revenues, profits and other corporate developments such as acquisitions and restructurings), competitive pay practices and long-term incentive value. The Committee does not assign relative weights to any one factor and has not historically set specific individual or corporate performance goals, but rather evaluates corporate performance and individual executive achievement on a subjective basis.

         The Committee sets executive salaries with reference to executive salary levels at companies in the electronics industry that are comparable to the Company in terms of annual revenues. Market salary levels are estimated based on independent published reports of executive compensation in the electronics industry. These survey reports reflect compensation payments at a broad "sample of companies, including a significant number of privately owned companies. The group of companies that participate in the surveys is not identical to the companies that make up the industry index used in the Comparison of Five Year Total Cumulative Return on Investment, which is entirely made up of publicly- owned companies.





__________________________________

(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "1933 Act") or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                      13.

         None of the named executives' salary rates was changed during fiscal 1994. The Committee believes that the adjustments made during fiscal 1993 for fiscal 1994 (discussed in the report of this Committee in the Proxy Statement for the 1993 Annual Meeting of Stockholders) were sufficient to maintain salary levels at a competitive level through fiscal 1994. Specifically, we believe that Mr. Nelson's salary was between the estimated market's 50th and 75th percentiles throughout the year and that the other named executives' salaries generally approximated the market median, although in one case a named executive's salary may exceed the market median. With respect to base salary determination for fiscal 1995, the Committee has engaged an independent consultant to study executive salaries relative to market. Mr. Alafi did not approve the decision with respect to the president's salary.

         The Committee uses stock options grants to increase the recipient's incentive to remain in the Company's employ and to maximize the value of the Company's stock. By providing executives with an opportunity to increase their ownership in the Company and to participate in appreciation of the Company's stock price, stock options align executive interests with those of the stockholders while helping ensure that the total executive compensation opportunity is competitive. Further, because stock options generally become exercisable over a multi-year period, they encourage executives to remain in the long-term employ of the Company.

         The Committee generally sets the exercise price of stock options equal to 85% of the grant date fair market value of the Company's stock. This practice is intended to increase the compensation value of the stock options, and to strengthen the link that the stock options provide between the recipient's long-term interests and those of the stockholders by providing the executive with an immediate gain that: (i) is unrealizable until the options vest, and (ii) changes in value when the price of the Company's stock changes, whether the change is an increase or a decrease.

         During fiscal 1994, the Committee approved option grants to Mr. Nelson and selected other executives. Each of these options has an exercise price equal to 85% of the fair market value of the Company's stock on the grant date, and will vest over a four





                                      14.

year schedule. Mr. Nelson was granted stock options to purchase 30,000 shares. The Committee determined the number of shares optioned to Mr. Nelson after taking into account several factors, including the number of shares optioned to other executive officers, the amount of stock currently owned by Mr. Nelson and the number of shares subject to exercisable stock options currently held by Mr. Nelson. The Committee determined the size of the option grant after giving what we believe to have been fair consideration to each of these factors. We did not assign relative weights to the factors. Mr. Alafi was not present at the Committee meeting at which Mr. Nelson's options were granted and did not approve such grant.

         The Committee approved option grants to two of the non-CEO named executives during fiscal 1994. The Committee determined the number of shares optioned to the named executives based on consideration of the same factors as were taken into account in the grant to Mr. Nelson as well as the recommendations of Mr. Nelson.

         In late December 1993, the Internal Revenue Service issued proposed regulations limiting the deduction a publicly held corporation may take for compensation paid to its CEO and its four other most highly compensated employees. The IRS regulations limit the amount that a company may deduct to $1 million dollars per person unless the compensation constitutes "performance based" compensation, as defined by the Code. The statute containing this law and the applicable Treasury regulations offer a number of transitional exemptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts.

         The Compensation Committee believes that no Company executive's compensation currently exceeds the $1 million limit. As a result, the Committee has not yet formulated a policy for determining which forms of compensation shall be designed to qualify as "performance-based compensation." The Committee intends to continue to evaluate the effects of the statute and Treasury regulations and to comply with Code Section 162(m) in the future to the extent in keeping with the best interests of the Company.

                                 Moshe Alafi
                                 John M. Huneke
                                 Eugene Kleiner
                                 Karl H. Schimmer, M.D.


                                      15.

                       PERFORMANCE MEASUREMENT COMPARISON

         The following chart shows total stockholder return of the CRSP Index for Nasdaq Stock Market (US Companies) (the "Nasdaq Index"), the CRSP Index for Nasdaq Electronic Components Stocks Index (the "Nasdaq Electronic Components Stocks Index") and for the Company:(1)

      Comparison of Five Year Total Cumulative Return on Investment(2),(3)


                                             CRSP INDEX
                                             FOR NASDAQ        CRSP INDEX FOR
 MEASUREMENT PERIOD          ANDROS         STOCK MARKET      NASDAQ ELECTRONIC
(FISCAL YEAR COVERED)     INCORPORATED     (US COMPANIES)     COMPONENTS STOCKS
      07/28/89               100.0             100.0                100.0
      07/27/90               132.3              99.6                117.5
      07/26/91                85.5             114.2                125.2
      07/24/92               190.3             133.1                150.8
      07/23/93               200.0             165.2                249.3
      07/29/94               212.9             170.1                285.2

NOTES:

   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

   D. The index level for all series was set to 100.0 on 07/28/89.


__________________________________

(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in year end stock price plus reinvested dividends) for the Company, the Nasdaq Index and the Nasdaq Electronic Components Stocks Index, based on July 30, 1989 = 100.

(3) Represents monthly index levels derived from compounded daily returns including reinvested dividends.

                                      16.

                              CERTAIN TRANSACTIONS

         The Company has entered into indemnity agreements with certain officers and directors that provide, among other things, that the Company will indemnify such officers or directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-Laws.

         In December 1993, Scitec Corporation (a wholly-owned subsidiary of the Company) entered into a three-year employment agreement with its President, Lawrence T. Lynott, providing for an annual base salary of $100,000, subject to increase in accordance with the policies of the Company. Pursuant to this agreement, if Scitec Corporation terminates Mr. Lynott's employment without cause prior to the expiration of the agreement and Mr. Lynott executes a general release, Scitec will be obligated to pay Mr. Lynott his salary then in effect, and Mr. Lynott's benefits, including stock vesting, will continue, to the extent permitted under the terms of such benefits, until December 28, 1996.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

         The Company currently expects that its next Annual Meeting of Stockholders will be held in March 1996, and that the Proxy Statement for such meeting will be mailed to record stockholders approximately six weeks prior to such date. Proposals of stockholders that are intended to be presented at the Company's next Annual Meeting of Stockholders must be received no later than October 4, 1995 in order to be included in the proxy statement and proxy relating to that meeting.

                                           By Order of the Board of Directors



                                           Dane Nelson
                                           President and Chief Executive Officer

June 15, 1995





                                      17.

                       [FORM OF PROXY CARD -- FRONT SIDE]

PROXY

                              ANDROS INCORPORATED

                               2332 FOURTH STREET
                           BERKELEY, CALIFORNIA 94710

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 21, 1995

         The undersigned hereby appoints Dane Nelson and William W. Weiss, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Andros Incorporated which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Andros Incorporated to be held at the Claremont Hotel, Ashby and Domingo Avenues, Oakland, California 94618, on Friday, July 21, 1995 at 9:30 a.m. and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     SEE REVERSE
                                                                            SIDE





                                      1.

               [FORM OF PROXY CARD - BACK SIDE]

[X]      Please mark
         votes as in
         this example.


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTOR LISTED BELOW.

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

NOMINEES:  Dane Nelson, John M. Huneke, Eugene
Kleiner, Karl H. Schimmer, M.D. and Robert C.
Wilson.

                                                                          MARK HERE
FOR    [ ]              WITHHELD       [ ]                                FOR ADDRESS
                                                                          CHANGE AND
                                                                          NOTE AT LEFT     [ ]
[ ]
   ------------------------------------------------
         For all nominees except as noted above                           Please sign exactly as your name appears hereon.  If
                                                                          the stock is registered in the names of two or more
                                                                          persons, each should sign.  Executors,
                                                                          administrators, trustees, guardians and attorneys-
                                                                          in-fact should add their titles.  If signer is a
                                                                          corporation, please give full corporate name and
                                                                          have a duly authorized officer sign, stating title.
                                                                          If signer is a partnership, please sign in
                                                                          partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN
THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE                             Signature:
PREPAID IF MAILED IN THE UNITED STATES.                                             --------------------------------------------

                                                                          Date:
                                                                               -------------------------------------------------





                                                2.